Exhibit 99.1

SEAWORLD ENTERTAINMENT NAMES MARC SWANSON

INTERIM CHIEF FINANCIAL OFFICER

Succeeds Peter Crage Who Departs for New Senior Level Finance Opportunity

ORLANDO, Fla. – Aug. 1, 2017 – SeaWorld Entertainment, Inc. (NYSE: SEAS) (“SeaWorld”), a leading theme park and entertainment company, today announced the appointment of Marc G. Swanson as interim Chief Financial Officer and interim Treasurer, effective immediately. Mr. Swanson has served as SeaWorld’s Chief Accounting Officer since 2012 and served as interim Chief Financial Officer in 2015. He will continue to serve as Chief Accounting Officer.

Mr. Swanson succeeds Peter J. Crage who is leaving the company to assume a senior-level financial position at another company. Mr. Crage will remain employed with SeaWorld through mid-August to ensure a smooth transition.

“We are pleased to appoint Marc Swanson interim Chief Financial Officer,” said Joel K. Manby, President and Chief Executive Officer of SeaWorld Entertainment. “During more than a decade with the company, Marc has consistently demonstrated his impressive financial acumen and deep knowledge of our company and our industry. He was an excellent steward of our financial organization as interim CFO in 2015, and we are very pleased that he will assume this leadership role at this time.

“We thank Peter Crage for building a strong finance organization that prioritizes the enhanced financial discipline that is one of the pillars of our strategic five-point plan.  We wish him success in his new position,” Mr. Manby concluded.

The company will report its second-quarter results as previously announced on August 8, 2017.

Brief Biography for Marc G. Swanson

Mr. Swanson most recently served as SeaWorld’s Chief Accounting Officer, a position he was appointed to in 2012, and previously served as interim Chief Financial Officer from June 2015 until September 2015. Previously, he was Vice President Performance Management and Corporate Controller of SeaWorld Parks & Entertainment from 2011 to 2012, the Corporate Controller of Busch Entertainment Corporation from 2008 to 2011 and the Vice President of Finance of Sesame Place from 2004 to 2008.

Mr. Swanson is a member of the board of directors of the SeaWorld & Busch Gardens Conservation Fund and the board of trustees of the Orlando Science Center. Mr. Swanson holds a bachelor’s degree in accounting from Purdue University and a master’s degree in business administration from DePaul University, and is a CPA.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The company is one of the world's foremost zoological organizations and a global leader in animal welfare, training, husbandry, and veterinary care. The company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned, or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 30,000 animals in need over the last 50 years.

SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld, Busch Gardens®, and Sea Rescue®. Over its more than 50-year history, the company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The company's theme parks feature a diverse array of rides, shows, and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

CONTACT:

Investor Relations:

Mark Trinske

Vice President of Investor Relations

Investors@SeaWorld.com

Media:

Aimée Jeansonne Becka

Vice President of Public Relations

Aimee.Jeansonne-Becka@SeaWorld.com